Exhibit 99.1

Zale Announces Second Quarter Earnings Results and Executive Management Change

    DALLAS--(BUSINESS WIRE)--Feb. 17, 2006--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today announced net earnings of $88 million, or $1.78 per diluted share, for the Company's second quarter ended January 31, 2006. These earnings include: a write-down of inventory and lease settlement costs related to the closing of Bailey Banks & Biddle locations of $24 million, or $0.30 per diluted share; a tax benefit of $11.5 million, or $0.23 per diluted share, related to qualifying earnings from the Company's Canadian subsidiary repatriated under the American Jobs Creation Act; and a charge related to severance and other benefit payments in conjunction with an executive management change of $8.5 million, or $0.11 per diluted share. Excluding these items, the Company reported second quarter earnings of $97 million, or $1.96 per diluted share. For the same period last year, the Company reported net earnings of $99 million, or $1.91 per diluted share.
    Total revenues for the second quarter, including the results of the 29 Bailey Banks & Biddle stores previously announced as designated for closure that were managed by an independent liquidator, were $994 million compared to last year's revenues of $972 million for the period, an increase of 2.3%. Excluding the store closures, total revenues were $979 million, compared to $952 million for the same period last year, an increase of 2.8%. Comparable store sales, which exclude the store closures, increased 1.4% for the same period.
    Year-to-date total revenues, including the store closures, increased 1.9% to $1.421 billion, compared to $1.395 billion for the same period last year. Excluding the store closures, year-to-date total revenues increased 2.3% to $1.406 billion, compared to $1.375 billion for the same period last year. Year-to-date comparable store sales, which exclude the store closures, increased 0.6%.
    The Company also announced that effective immediately, John A. Zimmermann will assume the newly created position of President, Zale North America. Zimmermann, formerly President of Zale Canada, will have responsibility for merchandising and store operations of Zales Jewelers, Peoples Jewellers and Mappins Jewellers. Paul Leonard, former President of Zales Jewelers, has resigned.
    "Our earnings performance did not reach our expectations for the second quarter due primarily to a sales shortfall at Zales Jewelers," commented Betsy Burton, Interim Chief Executive Officer. "Upon review of Zales' business, we concluded that the new strategy negatively impacted our brand positioning because it deemphasized the value component and key diamond categories of the brand's assortment."
    Ms. Burton commented further, "John has 25 years of retail experience, the last five with Zale Corporation, and has consistently improved performance at our Canadian brands. We look forward to leveraging John's talents in addressing the challenges at the Zales brand."
    Ms. Burton concluded, "Even with the challenges at Zales and Piercing Pagoda, the strength of our other brands helped drive a 1.4% increase in comparable store sales for the quarter. We had a 100 basis points improvement in gross margins due to continued adoption of direct sourcing and supply chain management, excluding the impact of the Bailey Banks & Biddle closures. So in our critical quarter we delivered strong cash flow, which enabled us to complete our $100 million share repurchase. The net effect was earnings per share growth for the quarter above last year before the store closures, repatriation and management change items."
    The Company further noted that it expects flat to slightly positive comparable store sales and diluted earnings per share to range between $0.20 and $0.22 for the third fiscal quarter.
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,350 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's sales and earnings guidance for the third quarter of fiscal year 2006, inventory management and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2005. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
           (amounts in thousands, except per share amounts)

                         Three Months Ended      Six Months Ended
                             January 31,            January 31,
                         --------------------  ----------------------
                             2006      2005        2006       2005
                         ---------- --------- -----------  -----------

Total Revenues             $993,749  $972,332  $1,421,388  $1,395,106
Costs and Expenses:
   Cost of Sales            495,094   480,229     703,905     685,509
   Selling, General and
    Administrative Expenses 357,155   315,937     594,409     532,968
   Cost of Insurance
    Operations                1,591     1,432       3,417       2,868
   Depreciation and
    Amortization Expense     14,569    15,027      29,863      29,231
                           --------- --------- ----------- -----------
Operating Earnings          125,340   159,707      89,794     144,530
Interest Expense, Net         2,881     2,257       5,237       4,432
                           --------- --------- ----------- -----------
Earnings Before Income
 Taxes                      122,459   157,450      84,557     140,098
Income Taxes                 34,644    58,253      20,403      51,833
                           --------- --------- ----------- -----------
Net Earnings               $ 87,815  $ 99,197  $   64,154  $   88,265
                           ========= ========= =========== ===========

Earnings Per Common Share -
 Basic:
   Net Earnings Per Share  $   1.80  $   1.94  $     1.29  $     1.71

Earnings Per Common Share -
 Diluted:
   Net Earnings Per Share  $   1.78  $   1.91  $     1.28  $     1.69

Weighted Average Number of
 Common
   Shares Outstanding:
   Basic                     48,797    51,102      49,698      51,499
   Diluted                   49,301    51,885      50,258      52,221


                   ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)
                              (unaudited)

                                 January 31,   July 31,  January 31,
                                    2006         2005       2005
                                 ----------- ---------- -----------
ASSETS
Current Assets:
 Cash and Cash Equivalents      $    37,465  $    55,446  $    55,541
 Merchandise Inventories            957,356      853,580      956,956
 Other Current Assets                80,214       64,042       55,611
                                ------------ ------------ ------------
Total Current Assets              1,075,035      973,068    1,068,108

Property and Equipment, Net         289,328      282,033      280,300
Goodwill, Net                        95,533       90,774       90,025
Other Assets                         34,529       35,025       35,318
                                ------------ ------------ ------------
Total Assets                    $ 1,494,425  $ 1,380,900  $ 1,473,751
                                ============ ============ ============

LIABILITIES AND STOCKHOLDERS'
INVESTMENT
Current Liabilities:
 Accounts Payable and Accrued
  Liabilities                   $   459,070  $   306,964  $   446,674
 Deferred Tax Liability, Net         56,068       56,356       51,313
                                ------------ ------------ ------------
Total Current Liabilities           515,138      363,320      497,987

Non-current Liabilities              34,180       37,325       40,035
Deferred Tax Liability, Net           4,067       13,850        5,781
Long-term Debt                      120,004      129,800      135,800
Long-term Accrued Rent               20,775       19,017       17,994

Commitments and Contingencies

Stockholders' Investment:
 Preferred Stock                        ---          ---          ---
 Common Stock                           534          531          523
 Additional Paid-In Capital         100,717       88,970       69,431
 Accumulated Other Comprehensive
  Income                             35,098       24,119       21,175
 Accumulated Earnings               819,391      755,237      736,727
 Deferred Compensation               (5,479)      (1,269)      (1,702)
                                ------------ ------------ ------------
                                    950,261      867,588      826,154
 Treasury Stock                    (150,000)     (50,000)     (50,000)
                                ------------ ------------ ------------
Total  Stockholders' Investment     800,261      817,588      776,154
                                ------------ ------------ ------------
Total Liabilities and
 Stockholders' Investment       $ 1,494,425  $ 1,380,900  $ 1,473,751
                                ============ ============ ============

    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer